Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter designated “Agreement”) is made and entered into by and between WILLIAM REED MORAW (hereinafter designated “Employee”), an individual residing in Houston, Texas, and TOWN & COUNTRY INSURANCE AGENCY, INC. (hereinafter designated “Company” or “T&C”), an insurance producer business. T&C is a fully owned subsidiary of Encore Bank.

AGREEMENT

WHEREAS, Employer and Employee entered into an Executive Employment Agreement, which was executed on June 12, 2006 (“Original Agreement”); and

WHEREAS, Employer and Employee desire to enter into a new Agreement effective January 1, 2008 which replaces the old Agreement from January 1, 2008 going forward.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

(a) Agreement. Subject to the terms and conditions hereinafter stated, Company hereby employs Employee, and Employee hereby accepts such employment.

(b) Term. The term of employment under this Agreement shall commence on January 1, 2008, and continue to December 31, 2012, unless terminated sooner as provided in the Agreement. After the initial term, the Agreement shall be renewed for additional one (1) year periods unless the Company gives notice to Employee or Employee gives notice to Company that the Agreement shall not be renewed.

(c) Position and Duties of Employee. Employee shall serve as President of T&C. Employee shall be responsible for meeting the Company’s performance criteria and business projections, and shall perform faithfully and diligently the duties and responsibilities of his position, including, without limitation, operational responsibility for Company business, including the oversight of sales, marketing, promotion, strategic planning and development. Employee further agrees to perform such duties as are reasonably designated by the person or persons to whom Employee reports or that are customarily associated with Employee’s position. During the term of this Agreement, Employee shall report to the Chairman and CEO of Encore Bank, Jim D’Agostino, or his successor, and any other persons designated by Encore Bank.

(d) Full-Time Employment. During the term hereof, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder, except that the Employee may devote a reasonable amount of time to charitable endeavors and to personal business affairs to the extent that such exceptions do not interfere with the Employee’s responsibilities to the Company and the Company’s Affiliates. As used in this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Encore Bank, where control may be by management authority, equity interest or otherwise.

(e) Place of Performance; Facilities. Employee shall perform his job in Houston, Harris County, Texas and shall not have to render services at another location except on a temporary basis. Employee will undertake such travel as is necessary or advisable to perform Employee’s duties hereunder.

2. Compensation and Benefits.

(a) Salary. As compensation for services rendered hereunder, Employee will be entitled to an annual base salary (hereinafter designated “Base Salary”) of two hundred thirty thousand dollars ($230,000) payable in monthly installments of nineteen thousand one hundred sixty-six and sixty seven hundredths dollars ($19,166.67) each in year one of this agreement and an annual four percent (4%) increase annually beginning on January 1, 2009. Employee will be entitled to receive additional compensation increases to the Base Salary as determined and paid in the Company’s sole and absolute discretion.

(i) Annual Bonus. For each calendar year during the Term, the Company shall pay to Employee an annual bonus, provided that the Company satisfies the performance requirements described in this paragraph. For each calendar year, the annual bonus shall be equal to a percentage of Employee’s Base Salary for such calendar year, based on the Company’s net income for such calendar year as compared to a mutually agreed upon annual budget for net income for such calendar year, in accordance with the following schedule:

Net Income as a Percentage of Budget	Bonus as a Percentage of Base Salary
Less than 85%	0%
At least 85% but no more than 95%	40%
More than 95% but no more than 105%	50%
More than 105%	60%

Notwithstanding the foregoing, the Company, in its sole discretion, may pay Employee a discretionary bonus in such amount as it deems appropriate for a calendar year in which the Company’s net income is not at least 85% of the budget. The annual bonus for a calendar year, if any, shall be paid in one lump sum in cash with respect to 50% of the amount of such bonus, during the calendar year immediately following the calendar year to which the bonus relates, no later than March 31 of such year. The remaining 50% of the amount of such bonus shall be paid to Employee in the form of restricted shares of the Company’s common stock in the form of an award under the Encore Bancshares, Inc. 2008 Stock Awards and Incentive Plan. Except as otherwise provided herein, Employee shall not receive the annual bonus if his employment with the Company terminates prior to the date on which the annual bonus is paid.

(b) Automobile Allowance. During the term of Employee’s employment hereunder, the Company shall pay to Employee a monthly automobile allowance of $700.

(c) Business Expenses. During the term of Employee’s employment hereunder, subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and compliance therewith by the Employee, the Company shall pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of his duties, with limits and other restrictions on such expenses as may be set by the Company and further subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. The amount of expenses eligible for reimbursement during a particular calendar year shall not affect the expenses eligible for reimbursement during any other calendar year or be affected by the expenses incurred in any other calendar year. Any reimbursements pursuant to this paragraph shall be made no later than the last day of the calendar year immediately following the calendar year in which Employee incurs such expenses. To the extent that Employee does not timely submit the proper substantiation and documentation to allow the Company to pay the reimbursement by the time set forth in the preceding sentence, such amounts shall not be reimbursed. Employee’s right to reimbursement under this paragraph shall not be subject to liquidation or exchange for another benefit.

(d) Other Benefits. Employee shall be entitled to participate in each plan established to provide benefits to employees of the Company, as described in the employee handbook that will be provided by the Company to Employee; provided, however, that Employee will be subject to the eligibility criteria established for such plans, and Employee shall receive benefits thereunder based on the terms of each plan. Employee’s eligibility and benefit level shall be determined separately for each plan and all determinations shall be made by the parties charged with responsibility for such determinations in the plan.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Employee’s employment hereunder may be terminated during the term of this Agreement as follows:

(a) Death. In the event of the Employee’s death during the term hereof, the Employee’s employment shall immediately and automatically terminate. In such event, the Company shall pay to the Employee’s designated beneficiary or, if no beneficiary has been designated by the Employee, to his estate: (i) any earned and unpaid Base Salary, prorated through the date of the Employee’s death; (ii) the bonus to which the Employee would have been entitled under Section 2 hereof, based on the Company’s net income for the calendar year in which the Employee’s death occurs, prorated to the date of the Employee’s death; and (iii) reimbursement in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed. The earned and unpaid Base Salary shall be paid within 30 days after the date of Employee’s death. The bonus compensation shall be paid in the calendar year immediately following the calendar year in which Employee dies, no later than March 31, and shall be paid entirely in cash, with no right to restricted shares of the Company’s common stock.

(b) Disability.

(i) The Company may terminate the Employee’s employment hereunder, upon notice to the Employee, in the event of excessive absenteeism or the Employee’s disability from performing the essential requirements of the job with or without reasonable accommodation. In such event, the Company shall pay the Employee the following: (a) any earned and unpaid Base Salary, prorated through the date of termination; (b) the bonus to which the Employee would have been entitled under Section 2 hereof, based on the Company’s net income for the calendar year in which the termination occurs, prorated to the date of termination; and (c) reimbursement in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed. The earned and unpaid Base Salary shall be paid within 30 days after the date of Employee’s termination of employment. The bonus compensation shall be paid in the calendar year immediately following the calendar year in which the termination occurs, no later than March 31, and shall be paid entirely in cash, with no right to restricted shares of the Company’s common stock.

(ii) If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential requirements of the job, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or his duly appointed guardian, if any, has no reasonable objection to determine whether the Employee is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such a medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c) By the Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause at any time upon notice to the Employee. The following shall constitute Cause for termination:

(i) neglect in the performance of the Employee’s duties and responsibilities to the Company and its Affiliates; provided, however, that Employee shall not be terminated unless the Company has provided Employee with 30 days advance written notice describing the neglect of Employee and Employee fails to cure such neglect within such 30 day period; or

(ii) the engaging of the Employee in the misappropriation of funds, properties or assets of the Company or any of its Affiliates, intentional tort(s), fraud or other dishonesty with respect to the Company or any of its Affiliates, or other misconduct that is reasonably likely to be harmful to the business interests or reputation of the Company or any of its Affiliates; or

(iii) drug or alcohol abuse; or

(iv) the Employee’s conviction of a crime constituting a felony, including the entry of a plea of guilty or no contest by the Employee to a charge of a crime constituting a felony; or

(v) breach by the Employee of this Agreement, including, but not limited to, any of the restrictive covenants contained in Section 7 or 8 hereof.

Upon the giving of notice of termination of the Employee’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Employee nor to his beneficiary or estate, other than for Base Salary earned and unpaid to the date of termination and reimbursement in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed.

(d) By the Company Other Than for Cause. The Company may terminate the Employee’s employment hereunder other than for Cause at any time upon 60 days advance written notice to the Employee. In the event of such termination, then, on the 60th day following the effective date of the Employee’s termination, the Company shall pay the Employee a single lump sum amount equal to the sum of one year’s Base Salary at the rate in effect on the date of termination; provided, however, that the Company’s obligations to make payments hereunder are conditioned on the Employee’s execution of a general release in favor of the Company in such form as the Company shall specify, and the expiration of any period for revocation of the release prior to the payment date. In addition to the foregoing, the Company shall pay the Employee any Base Salary earned and unpaid, prorated through the date of termination and the bonus to which the Employee would have been entitled under Section 2 hereof, based on the Company’s net income for the calendar year in which the termination occurs, prorated to the date of termination, and shall reimburse the Employee in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed. The earned and unpaid Base Salary shall be paid within 30 days after the date of Employee’s termination of employment. The bonus compensation shall be paid in the calendar year immediately following the calendar year in which the termination occurs, no later than March 31, and shall be paid entirely in cash, with no right to restricted shares of the Company’s common stock.

(e) By the Employee for Other Than Good Reason. The Employee may terminate his employment hereunder at any time upon 60 days advance written notice to the Company. In the event of termination by the Employee pursuant to this Section 3(e), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Employee the Base Salary for the notice period (or for any remaining portion of that period). Upon termination of the Employee’s employment pursuant to this Section 3(e), the Company shall have no further obligation or liability to the Employee nor to his beneficiary or estate, other than for Base Salary earned and unpaid, prorated to the date of termination, and reimbursement in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed.

(f) By the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason (defined below), provided that the Employee provides written notice to the Company, setting forth in reasonable detail the nature of such Good Reason, within sixty (60) days of the occurrence of the circumstances giving rise to the Good Reason; the Company fails to cure within forty-five (45) days following its receipt of such notice; and the Employee thereupon gives fifteen (15) days’ written notice of termination. For purposes of this Section 3(f), “Good Reason” shall mean any act or omission identified below to which the Employee does not consent and which does not occur in connection with the replacement of the

Employee during any period of disability or termination of the Employee’s employment for Cause or disability, as provided in this Agreement. The following shall constitute “Good Reason” for termination by the Employee:

(i) Any (A) failure to designate or redesignate the Employee as, or (B) removal of the Employee from the position of, President of T&C; or

(ii) any substantial, objectively demonstrable failure by the Company to materially comply with the provisions of Section 2 above.

In the event of a termination by the Employee in accordance with this Section 3(f), then, on the 60th day following the effective date of the Employee’s termination, the Company shall pay the Employee a single lump sum amount equal to one hundred thousand dollars ($100,000.00); provided, however, that the Company’s obligations to make payments hereunder are conditioned on the Employee’s execution of a general release in favor of the Company in such form as the Company shall specify, and the expiration of any period for revocation of the release prior to the payment date. In addition to the foregoing, the Company shall pay the Employee any Base Salary earned and unpaid, prorated through the date of termination, and the bonus to which the Employee would have been entitled under Section 2 hereof, based on the Company’s net income for the calendar year in which the termination occurs, prorated to the date of termination, and shall reimburse the Employee in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed. The earned and unpaid Base Salary shall be paid within 30 days after the date of Employee’s termination of employment. The bonus compensation shall be paid in the calendar year immediately following the calendar year in which the termination occurs, no later than March 31, and shall be paid entirely in cash, with no right to restricted shares of the Company’s common stock.

(g) Change in Control. The Employee may terminate his employment hereunder for Change in Control, provided that the Employee provides (30) days advance written notice of termination to the Company, within sixty (60) days of Change in Control.

A Change of Control means the occurrence hereafter of one of the following events: (I) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Act, of Fifty percent (50%) or more of the voting stock of the Company; (II) the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets; (III) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (IV) the Company combines with another company and is the surviving corporation but, immediately after the combination, the Company or its shareholders immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

In the event of a termination by the Employee in accordance with this Section 3(g), then the Employee shall be entitled to the following:

(i) a lump sum payment in cash equal to two (2) times the Employee’s Base Salary in effect at the time of termination of employment, plus any accrued but unused paid time off benefit, plus any benefits or awards which pursuant to the terms of any plans have been earned or become payable, but which have not been paid to the Employee. The amount payable under this paragraph (i) shall be paid on the 60th day following the date of the Employee’s termination of employment, provided that the Employee has executed a general release in favor of the Company in such form as the Company shall specify, and any period for revocation of the release has expired prior to the payment date;

(ii) for a period of two (2) years after the date of termination of the Employee’s employment, comparable benefits equal in value to each life, health, accident, or disability benefit to which the Employee was entitled (through insurance, direct reimbursement, or otherwise) and at the same cost to the Employee as immediately before the date of termination of employment. The value and comparability of the foregoing benefits shall be determined individually rather than in the aggregate, and shall be compared after subtracting applicable income and employment taxes. With respect to all benefits under this paragraph (ii) provided in the form of a reimbursement, the Employee must provide the appropriate documentation in support of the expenses to the Company no later than November 15 of the calendar year following the calendar year in which the expense was incurred. The reimbursement shall be paid to the Employee by the Company as soon as administratively practicable after receipt of such documentation, but in no event shall reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (1) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not subject to liquidation or exchange for another benefit;

(iii) payment of any Base Salary earned and unpaid, prorated through the date of termination, the bonus to which the Employee would have been entitled under Section 2 hereof, based on the Company’s net income for the calendar year in which the termination occurs, prorated to the date of termination, and reimbursement in accordance with Section 2(f) for any business expenses for which the Employee has not yet been reimbursed. The earned and unpaid Base Salary shall be paid within 30 days after the date of Employee’s termination of employment. The bonus compensation shall be paid in the calendar year immediately following the calendar year in which the termination occurs, no later than March 31, and shall be paid entirely in cash, with no right to restricted shares of the Company’s common stock.

(h) No Mitigation: No Offset. In the event of any termination of employment, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(i) Post-Agreement Employment. In the event the Employee remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

(j) Code Section 409A.

(i) Notwithstanding any provision of this Agreement to the contrary, if at the time of the Employee’s termination of employment the Employee is a “specified employee” as defined in Section 409A of the Code, then to the extent that any amount to which the Employee is entitled in connection with the termination of his employment is subject to Section 409A of the Code, payments of such amounts to which the Employee would otherwise be entitled during the six (6) month period following the Employee’s termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of the Employee’s termination of employment. This paragraph shall apply only to the extent required to avoid the Employee’s incurrence of any additional tax or interest under Section 409A of the Code.

(ii) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(iii) If any provision of this Agreement (or of any award of compensation) would cause the Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Employee regarding such amendments or modifications prior to the effective date of any such change.

4. Effect of Termination.

(a) In the event of termination of the Employee’s employment hereunder, payment by the Company in accordance with the applicable provision of Section 3 above shall constitute the entire obligation of the Company to the Employee. Except as otherwise expressly provided for in this Agreement, and except for any right that the Employee may have to continue participation in the Company’s group medical and/or dental plan at his cost under applicable law, the Employee’s participation in the Company’s benefit plans shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of Base Salary or other payment to the Employee following such date of termination.

(b) Provisions of this Agreement shall survive termination of this Agreement, by expiration of the term or otherwise, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Employee under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Employee under Section 3 hereof is expressly conditioned upon the Employee’s continued full performance of his obligations under Sections 7 and 8. The Employee recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.

5. Conflicting Agreements. The Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and that the Employee is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Employee will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

6. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Confidential Information.

(a) The Employee acknowledges that the Company and its Affiliates continually develop Confidential Information and that the Employee may develop Confidential Information for the Company and its Affiliates. Contemporaneously with the execution of this Agreement and prior to Employee’s termination, the Company agrees to provide Employee with access to the Company’s Confidential Information and the opportunity to develop goodwill and establish rapport with the Company’s customers in a greater quantity and/or expanded nature than may already have been provided to Employee. The Employee will comply with the policies and procedures of the Company for protecting Confidential Information and shall never use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company and its Affiliates) any Confidential Information obtained by the Employee incident to his employment or other association with the Company or any of its Affiliates. The Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates or concerning the business, clients or affairs of the Company or any of its Affiliates, that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. “Confidential Information” includes, without limitation, information with respect to Company or its Affiliates as follows: the identity, lists and/or descriptions of any customers or suppliers (including the names of the contact persons associated with said customers or suppliers);

financial statements, cost reports, or other financial information; product or service pricing information; contract proposals and bidding information; business opportunities or policies and procedures developed as part of a confidential business plan; management production and marketing systems and procedures, including manuals and supplements thereto; any other information related to past, current or potential customers or suppliers, including, but not limited to, any and all information contained in individual files regarding same.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company and its Affiliates. The Employee shall safeguard all Documents and shall surrender all Documents to the Company at the time his employment terminates, or at such earlier time or times as the Company or its designee may specify.

8. Restricted Activities. The Employee expressly recognizes that the employees, general agents and agents of the Company and its Affiliates are important and critical aspects of their ability to operate profitably. The Employee, therefore, further agrees that, while he is employed by the Company, other than in the course of performing his duties hereunder, and for a period of two (2) years following termination of his employment (the “Non-Competition Period”) for any reason other than a valid termination under 3(f):

(a) Non-Solicitation of Employees. Employee shall not, directly or indirectly:

(i) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment;

(ii) hire or solicit for hiring any employee of any general agent of the Company or any of its Affiliates; or

(iii) solicit or encourage any general agent or other independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(b) Non-Compete. During the term of his employment the Company shall provide Employee with Confidential Information. To induce the Company to enter this Agreement and as consideration for the Company’s promise to provide confidential information, Employee agrees that Employee shall not, directly or indirectly, either as an employee, Company, consultant, agent, principal, partner, stockholder, member, manager, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is similar to that of the Company, including, but not limited to, insurance producer business, or that is in direct competition in any manner whatsoever with the Company within Harris County, Texas and Galveston County, Texas (hereinafter collectively designated the “Restricted Area”).

(c) Non-Solicitation of Customers. Employee shall not, directly or indirectly, (i) solicit or negotiate any contract or agreement that constitutes or would constitute engaging in competition with the Company within the Restricted Area or (ii) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing prospects, customers or suppliers of Company within the Restricted Area.

9. Enforcement of Covenants. In signing this Agreement, the Employee gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Sections 7 and 8 hereof. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates; that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent him from obtaining other suitable employment during the Non-Competition Period. The Employee further agrees that, were he to breach any of the covenants contained in Section 7 or 8 hereof, the damage to the Company and its Affiliates would be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of those covenants, without having to post bond, and that he will not take, and he will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants relating to this Section 9. The Employee and the Company further agree that, in the event that any provision of Section 7 or 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Employee’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Sections 7 and 8 hereof. If Employee is found to have breached any promise made in Sections 7 or 8 hereof, the two year period specified in Section 8 of the Agreement shall be extended by the period of time for which Employee was in breach.

10. Law Governing. This Agreement and all issues relating to the validity, interpretation, and performance hereof shall be governed by and interpreted under the laws of the State of Texas. The parties hereby consent to jurisdiction and venue in any court of competent jurisdiction in Harris County, Texas, or the United States District Court having jurisdiction in Harris County, Texas.

11. Notices. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by United States mail at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party in accordance with this Section 11. Each notice given in accordance with this Section 11 shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the third business day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section 11.

12. Assignment. The Company may assign its rights, duties and obligations under this Agreement without the approval or consent of the Employee. This Agreement is personal in its nature, thus the Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and each party’s respective successors, heirs, assigns, and legal representatives.

17. Company Policies, Regulations, and Guidelines for Employees. The Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees.

18. Arbitration. With the sole exception of claims arising out of or relating to Sections 7 and 8 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or relationship between the Company and Employee, shall be resolved by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. The arbitration proceeding shall take place in Houston, Texas. The award rendered by the arbitrator shall be final and binding on the parties, and judgment may be entered upon it in the court having jurisdiction.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, unless expressly provided otherwise herein. No amendment, modification, or termination of this Agreement, unless expressly provided otherwise herein, shall be valid unless made in writing and signed by each of the parties whose rights, duties, or obligations hereunder would in any way be affected by and amendment, modification, or termination. No representations, inducements, or agreements have been made to induce either Employee or Company to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between Company and Employee relating to the subject matter of this Agreement.

20. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

21. No Presumption Regarding Drafter. Each of the parties hereto acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed among the parties, and that this Agreement reflects the parties’ mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, neither of the parties shall be deemed to be the drafter of the Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

22. Time is of the Essence. Time shall be of the essence of this Agreement whenever time limits are imposed herein for the performance of any obligation by either the Employee or Company, including the giving of notice.

EXECUTED as of the 7th day of April, 2008.

EMPLOYEE:	COMPANY:

TOWN & COUNTRY INSURANCE AGENCY, INC.

/s/ William Reed Moraw	By:	/s/ James S. D’Agostino, Jr.
WILLIAM REED MORAW	Name:	James S. D’Agostino, Jr.
12202 Laguna Terrace Drive	Title:	Chairman
Houston, Texas 77041		9 Greenway Plaza
Houston, Texas 77046